Exhibit 99.5

Important Notice Regarding the Availability of Materials

XPERI HOLDING CORPORATION

You are receiving this communication because you hold securities in Xperi Holding Corporation (“Xperi”). Xperi previously announced that it intends to separate its product business from the remaining intellectual property licensing business. Xperi Inc. (“Xperi Inc.”) is the parent company for Xperi’s product business.

To effect the separation, Xperi will distribute on a pro rata basis to its stockholders all of the issued and outstanding shares of Xperi Inc. common stock held by it. Immediately following the distribution, which will be effective as of the date and time referenced in the information statement that Xperi Inc. has prepared in connection with the spin-off, Xperi Inc. will be an independent, publicly traded company. Xperi is not soliciting proxy or consent authority in connection with the spin-off.

Important information regarding the spin-off of Xperi Inc. is now available for your review (the “Separation Materials”). The Separation Materials consist of the information statement, plus any supplements, that Xperi Inc. has prepared in connection with the spin-off. This notice provides instructions on how to access the Separation Materials for informational purposes only. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

How to Access the Materials

Materials Available to VIEW or RECEIVE:

How to View Online:

Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

    1) BY INTERNET:         www.materialnotice.com

    2) BY TELEPHONE:     1-800-579-1639

    3) BY E-MAIL*:             sendmaterial@materialnotice.com

*   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line. No other requests should be included within the e-mail.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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